                                                                      EXHIBIT 12

              CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (MILLIONS OF DOLLARS)

                                                    YEAR ENDED DECEMBER 31,
                                             -------------------------------------
                                              2001    2002    2003    2004    2005
                                             -----   -----   -----   -----   -----
Net income.................................  $  67   $ 120   $ 129   $ 144   $ 193
Income taxes...............................     58      88      59      87     116
Capitalized interest.......................     --      (1)     (1)     (2)     (1)
                                             -----   -----   -----   -----   -----
                                               125     207     187     229     308
                                             -----   -----   -----   -----   -----
Fixed charges, as defined:
   Interest expense........................    155     154     179     178     176
   Capitalized interest....................     --       1       1       2       1
   Interest component of rentals charged to
      operating expense....................     11      10       9      10      11
                                             -----   -----   -----   -----   -----
   Total fixed charges.....................    166     165     189     190     188
                                             -----   -----   -----   -----   -----
Earnings, as defined.......................  $ 291   $ 372   $ 376   $ 419   $ 496
                                             =====   =====   =====   =====   =====
Ratio of earnings to fixed charges.........   1.76    2.25    1.99    2.20    2.64
                                             =====   =====   =====   =====   =====
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